Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2005, relating to the financial statements and financial statement schedule of Cytokinetics, Incorporated, which appears in Cytokinetics, Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2004.

San Jose, California
June 17, 2005